EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES SECOND QUARTER 2013 RESULTS
AND UPDATES GUIDANCE

The Woodlands, Texas (August 7, 2013) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced second quarter 2013 results from continuing operations attributable to TETRA stockholders of a loss of $(0.04) per share compared to earnings of $0.15 per fully diluted share reported in the second quarter of 2012. These current quarter results include a pretax loss by our Maritech segment of $(23.7) million and $(2.0) million of pretax severance-related charges that aggregate to a net loss after tax of approximately $(0.22) per share, compared to $(1.1) million of acquisition related transaction costs and a pretax loss by the Maritech segment of $(8.6) million that aggregated to a net loss after tax of approximately $(0.08) per share in the second quarter of 2012.

Highlights of the 2013 second quarter include:

•	excluding our North American Production Testing and Maritech operations, the financial performance of our businesses was consistent with our expectations;

•
compared to our expectations, second quarter results reflect a negative impact of $(0.03) per share due to low activity levels in Mexico for Production Testing and Compressco, and adverse weather conditions in Canada for Production Testing;

•	continued strength in our Fluids Division, demonstrated by a 27.9% improvement in pretax profitability compared to the second quarter of 2012;

•
continued aggressive company-wide G&A cost reductions, which in the aggregate have achieved over $11 million in annual run-rate cost savings and are projected to yield an additional $4 million of such savings by the end of 2013;

•	we are lowering our earnings guidance range for the 2013 fiscal year to $0.70 to $0.75 per fully diluted share, excluding the impact of the Maritech segment and employee severance costs; and

•
year-to-date free cash flow, excluding Maritech, of $49.6 million, a significant portion of which has resulted from continued improvements in accounts receivable (free cash flow excluding Maritech, which is a non-GAAP financial measure that is reconciled to the nearest GAAP measure in the tables below, is defined as cash from operations excluding Maritech, less capital expenditures). We believe that these results confirm our ability to generate in excess of $80 million in free cash flow excluding Maritech in 2014 following the completion of activities associated with the winding-down of our Maritech operations.

Consolidated revenues for the quarter ended June 30, 2013 were $221.1 million versus $234.9 million in the second quarter of 2012. Total gross profit was $31.4 million in the second quarter of 2013 versus $53.1 million in the second quarter of 2012. Income (loss) before discontinued operations was a loss of $(2.5) million in the second quarter of 2013 versus income of $12.2 million in the comparable period of 2012. Net income (loss) attributable to TETRA stockholders was a loss of $(2.9) million in 2013's second quarter versus net income of $11.6 million in 2012's second quarter. The foregoing results include the impact of the Maritech segment. As discussed below, management believes that it is helpful to an understanding of the Company's business going forward to present financial results excluding the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Consolidated results per share from continuing operations attributable to TETRA stockholders for the second quarter of 2013 were a net loss of $(0.04) with 77.9 million weighted average common shares outstanding versus net income of $0.15 with 79.0 million weighted average diluted common shares outstanding in the second quarter of 2012. As of June 30, 2013, total debt, including the current portion of long-term debt, was $346.0 million and cash was $30.5 million.

Divisional pretax earnings (loss) from continuing operations in the second quarter of 2013 versus the second quarter of 2012 were: Fluids Division - $17.8 million in 2Q 2013 and $14.0 million in 2Q 2012; Production Testing - $4.3 million in 2Q 2013 and $11.2 million in 2Q 2012; Compressco - $3.2 million in 2Q 2013 and $4.6 million in 2Q 2012; Offshore Services - $9.7 million in 2Q 2013 and $11.8 million in 2Q 2012; and, Maritech - $(23.7) million in 2Q 2013 and $(8.6) million in 2Q 2012.

Financial data comparing the three and six month periods ended June 30, 2013 to the corresponding prior year periods is available in the financial tables set forth below.

Stuart M. Brightman, TETRA's President and Chief Executive Officer, stated, “The primary causes of the modest shortfall in our second quarter 2013 earnings compared to expectations, adjusted to exclude the results of our Maritech segment and $2.0 million of pre-tax severance costs incurred during the quarter, were reduced activity levels in Mexico associated with customer budget re-evaluations, and reduced activity in Canada associated with adverse weather conditions.

“For the second quarter, our Fluids Division's modest increase in profitability on a sequential basis was driven by continued growth in water management and the positive seasonal impact of our European chemicals business, offset by a decline in Gulf of Mexico completion fluids associated with the timing of certain projects. Going forward, we expect all components of this Division to perform well through the remainder of this year, and we expect our completion fluids business to benefit from increased activity in the deepwater Gulf of Mexico.

“Profitability in our Production Testing segment declined on a sequential basis during the second quarter of 2013, primarily due to weaker activity in Mexico and Canada. For our U.S. operations, a modest increase in activity combined with cost reductions implemented earlier in the year resulted in a small increase in profitability compared to the first quarter. We expect to see a continued slow improvement in the U.S. through the balance of the year, along with a return to more normal weather conditions in Canada. In addition, based on recent customer feedback, we expect to see a slow increase in activity in Mexico. In the aggregate, these expectations give us confidence in the Product Testing segment's ability to generate improved earnings for the second half of the year.

“Our Compressco segment was negatively impacted during the second quarter of 2013 by reduced activity in Mexico due to the budget re-evaluations by our primary customer that began in March 2013. Although the current activity levels in Mexico are challenging, we believe this decline in demand is temporary, and we expect to see a slow increase in activity levels in Mexico. We aggressively cut costs in Mexico during the second quarter and we are continuing to reduce costs as necessary. The segment's U.S. operations benefited from higher utilization in the second quarter, where natural gas prices have improved compared to the prior year period, and we have continued to focus on unconventional applications where we see opportunities to increase equipment utilization and improve pricing.

“Second quarter results for our Offshore Services segment were consistent with our expectations, although revenues and profitability decreased compared to the second quarter of 2012. Our second quarter 2013 results were impacted by adverse weather conditions in the Gulf of Mexico during May. However, activity levels had increased as we exited the second quarter, and we expect this improvement to continue through the third quarter. We believe that the existing backlog for our major assets, which extends through the fourth quarter of this year, along with aggressive cost reductions implemented over the past three quarters, will enable the segment to maintain profitability during the remainder of 2013 in a very competitive market.

“We continued to aggressively reduce Maritech's abandonment and decommissioning liabilities, spending $45 million on such activities during the second quarter. As we performed this work, we encountered certain challenges associated with the final stages of well abandonment. Despite this, we anticipate completing the remaining work on operated properties during 2013. As of June 30, 2013, our remaining Maritech abandonment and decommissioning liabilities were $49.5 million.

“Our cash flows during the second quarter of 2013 were impacted by significant spending on Maritech's abandonment and decommissioning liabilities. We closed the second quarter with net debt of $303.5 million, excluding restricted cash and $9.5 million of cash and $21.5 million of long-term debt attributable to Compressco Partners (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure below). This performance benefitted significantly from continued improvement in our working capital management, and we expect this to continue as we move forward.”

As a result of Maritech's sale of essentially all of its oil and gas properties during 2011 and 2012, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These results are intended to show TETRA's historical results of operations on a basis that is consistent with expected operations going forward. Set forth below in this press release under “Reconciliation of Non-GAAP Financial Measures” is a presentation of TETRA's consolidated free cash flow excluding Maritech, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures.

TETRA will host a conference call to discuss second quarter 2013 results today, August 7, 2013, at 10:30 am ET. Stuart M. Brightman, TETRA's President and Chief Executive Officer, and Elijio V. Serrano, TETRA's Chief Financial Officer, will host the call. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through TETRA's website at www.tetratec.com.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, frac-water management, after-frac flow back, production well testing, offshore rig cooling, compression based production enhancement, and selected offshore services, including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2013, anticipated benefits from the Company's acquisitions of assets and businesses, projections concerning the Company's business activities in the Gulf of Mexico, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)
Revenues	$221,101	$234,909	$429,660	$415,705
Gross profit	31,386	53,108	70,072	85,503

General and administrative expense	34,365	31,466	67,919	62,357
Interest expense, net	4,178	4,084	8,378	8,235
Other (income) expense	(2,762)	(882)	(5,041)	(5,281)
Income (loss) before taxes and discontinued operations	(4,395)	18,440	(1,184)	20,192
Provision (benefit) for income taxes	(1,887)	6,262	(776)	6,866
Income (loss) before discontinued operations	(2,508)	12,178	(408)	13,326
Income (loss) from discontinued operations, net of taxes	—	3	—	2
Net income (loss)	(2,508)	12,181	(408)	13,328
Net (income) loss attributable to noncontrolling interest	(423)	(607)	(1,220)	(1,073)
Net income (loss) attributable to TETRA stockholders	$(2,931)	$11,574	$(1,628)	$12,255

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income (loss) before discontinued operations attributable to TETRA stockholders	$(0.04)	$0.15	$(0.02)	$0.16
Loss from discontinued operations attributable to TETRA stockholders	—	—	—	—
Net income (loss) attributable to TETRA stockholders	$(0.04)	$0.15	$(0.02)	$0.16
Weighted average shares outstanding	77,896	77,278	77,784	77,174

Diluted per share information:
Income (loss) before discontinued operations attributable to TETRA stockholders	$(0.04)	$0.15	$(0.02)	$0.16
Loss from discontinued operations attributable to TETRA stockholders	—	—	—	—
Net income (loss) attributable to TETRA stockholders	$(0.04)	$0.15	$(0.02)	$0.16
Weighted average shares outstanding	77,896	78,998	77,784	78,640

Depreciation and amortization	$20,076	$19,221	$39,747	$36,554

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)
Revenues by segment:
Fluids Division	$100,226	$89,847	$194,266	$169,180
Production Enhancement Division
Production Testing	47,433	50,329	102,040	88,612
Compressco	27,981	25,258	58,806	47,940
Intersegment eliminations	(293)	—	(573)	—
Production Enhancement Division total	75,121	75,587	160,273	136,552
Offshore Division
Offshore Services	64,455	80,676	102,104	125,771
Maritech	1,684	1,179	2,844	3,794
Intersegment eliminations	(20,393)	(12,403)	(29,787)	(19,715)
Offshore Division total	45,746	69,452	75,161	109,850
Corporate overhead	—	125	—	250
Eliminations and other	8	(102)	(40)	(127)
Total revenues	$221,101	$234,909	$429,660	$415,705

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)
Gross profit (loss) by segment:
Fluids Division	$25,875	$21,327	$50,220	$39,247
Production Enhancement Division
Production Testing	7,670	15,420	17,890	25,355
Compressco	8,039	9,241	17,842	17,122
Production Enhancement Division total	15,709	24,661	35,732	42,477
Offshore Division
Offshore Services	13,119	15,124	11,597	14,019
Maritech	(22,738)	(7,263)	(26,317)	(8,757)
Intersegment eliminations	—	—	—	—
Offshore Division total	(9,619)	7,861	(14,720)	5,262
Eliminations and other	(579)	(741)	(1,160)	(1,483)
Total gross profit	$31,386	$53,108	$70,072	$85,503

Income (loss) before taxes and discontinued operations by segment:
Fluids Division	$17,847	$13,959	$34,852	$25,424
Production Enhancement Division
Production Testing	4,317	11,170	10,615	16,847
Compressco	3,161	4,645	8,386	8,155
Production Enhancement Division total	7,478	15,815	19,001	25,002
Offshore Division
Offshore Services	9,688	11,764	4,485	10,731
Maritech	(23,743)	(8,626)	(28,651)	(10,707)
Intersegment eliminations	—	—	—	—
Offshore Division total	(14,055)	3,138	(24,166)	24
Corporate overhead	(15,665)	(14,472)	(30,871)	(30,258)
Total income before taxes and discontinued operations	$(4,395)	$18,440	$(1,184)	$20,192

	June 30, 2013	December 31, 2012
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$30,512	$74,048
Accounts receivable, net	171,448	176,352
Inventories	93,157	103,041
Other current assets	60,005	81,668
PP&E, net	562,358	552,714
Other assets	254,072	273,995
Total assets	$1,171,552	$1,261,818

Current portion of decommissioning liabilities	$40,814	$80,667
Other current liabilities	140,757	176,148
Long-term debt	345,957	331,268
Long-term portion of decommissioning liabilities	16,516	14,254
Other long-term liabilities	41,765	66,173
Equity	585,743	593,308
Total liabilities and equity	$1,171,552	$1,261,818

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, free cash flow excluding Maritech, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech, and diluted per share information excluding Maritech, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables, which contain results excluding the impact of Maritech. The tables also include reconciliations of free cash flow excluding Maritech, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech, and diluted per share information excluding Maritech to the appropriate GAAP financial measures. The Company's management views free cash flow excluding Maritech, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech, and diluted per share information excluding Maritech as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for free cash flow, revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of free cash flow excluding Maritech, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech, and diluted per share information excluding Maritech for the three and six month periods ended June 30, 2013 and June 30, 2012 are provided below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)

Net cash provided by (used in) operating activities	$15,313	$3,590	$30,361	$(8,026)
Less: net cash used in Maritech decommissioning activities	45,130	26,858	70,788	42,582
Less: capital expenditures	(25,123)	(30,120)	(51,535)	(55,884)
Free cash flow excluding Maritech	$35,320	$328	$49,614	$(21,328)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$221,101	$234,909	$429,660	$415,705
Less: Maritech revenues	(1,684)	(1,179)	(2,844)	(3,794)
Consolidated revenues excluding Maritech	$219,417	$233,730	$426,816	$411,911

Consolidated gross profit	$31,386	$53,108	$70,072	$85,503
Less: Maritech gross loss	22,738	7,263	26,317	8,757
Consolidated gross profit excluding Maritech	$54,124	$60,371	$96,389	$94,260

Consolidated income (loss) before taxes and discontinued operations	$(4,395)	$18,440	$(1,184)	$20,192
Less: Maritech loss before taxes	23,743	8,626	28,651	10,707
Consolidated income before taxes and discontinued operations excluding Maritech	$19,348	$27,066	$27,467	$30,899

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.04)	$0.15	$(0.02)	$0.16
Loss for Maritech	0.20	0.07	0.24	0.09
Net income attributable to TETRA stockholders excluding Maritech	$0.16	$0.22	$0.22	$0.25

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compressco Partners, L.P. Management views net debt as a measure of TETRA's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of June 30, 2013 and December 30, 2012 is provided below.

	June 30, 2013	December 31, 2012
	(In Thousands)
Net Debt:
Long-term debt, including current portion	$324,526	$356,659
Less: cash, excluding Compressco Partners' cash	(21,039)	(61,082)
Net debt	$303,487	$295,577

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com